CONTACT:	Daniel T. Hendrix
Chairman and Chief Executive Officer
Patrick C. Lynch
Senior Vice President and Chief Financial Officer
(770) 437-6800

FTI Consulting, Inc.
Eric Boyriven, Matt Steinberg
(212) 850-5600

FOR IMMEDIATE RELEASE

Interface Announces Early Redemption of the Remaining $11.5 Million
of its 9.5% Senior Subordinated Notes

ATLANTA, Georgia, February 22, 2012 – Interface, Inc. (Nasdaq: IFSIA) (the “Company”), a worldwide floorcoverings company and global leader in sustainability, today announced that it has elected to redeem the remaining $11.5 million in aggregate principal amount outstanding of its 9.5% Senior Subordinated Notes due 2014 (the “Notes”) at a price equal to 100% of the principal amount of the Notes, plus accrued interest to the redemption date. The redemption date for the Notes is April 9, 2012. An aggregate of approximately $11.7 million, which includes interest that will accrue by the redemption date, will be required to redeem the Notes. US Bank National Association (as successor in interest to SunTrust Bank), trustee in respect of the Notes, is processing the transmittal of the redemption notice to the holders of record of the Notes that will be redeemed.

Interface, Inc. is the world’s largest manufacturer of modular carpet, which it markets under the InterfaceFLOR®, FLOR®, Heuga® and Bentley Prince Street® brands, and, through its Bentley Prince Street brand, enjoys a leading position in the designer quality segment of the broadloom carpet market. The Company is committed to the goal of sustainability and doing business in ways that minimize the impact on the environment while enhancing shareholder value.

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